Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES F NONCUMULATIVE PERPETUAL PREFERRED STOCK

$0.01 PAR VALUE

OF

THE BANK OF NEW YORK MELLON CORPORATION

THE BANK OF NEW YORK MELLON CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103, 141 and 151 thereof, does hereby certify that:

In accordance with the resolutions of the Board of Directors of the Corporation (the “Board of Directors”), adopted at a meeting duly called and held on December 8, 2015, the provisions of the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Corporation and applicable law, a Pricing Committee of the Board of Directors, at a meeting duly called and held on July 22, 2016, adopted the following resolution creating a series of Preferred Stock of the Corporation designated as “Series F Noncumulative Perpetual Preferred Stock”.

RESOLVED, that pursuant to the resolutions of the Board of Directors adopted at a meeting duly called and held on December 8, 2015, the Delaware General Corporation Law and the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Corporation, the Pricing Committee hereby establishes a series of Preferred Stock, with a liquidation preference of $100,000 per share, par value $0.01 per share, of the Corporation (the “Series F Noncumulative Perpetual Preferred Stock”) and fixes and determines the designation, voting rights, preferences, redemption rights, qualifications, privileges, limitations, restrictions and special or relative rights thereof as follows:

Section 1. Designation and Number, Issue Date. The series will be designated the “Series F Noncumulative Perpetual Preferred Stock” (hereinafter called the “Series F”) and will initially consist of 10,000 shares. The number of shares constituting this Series may be increased from time to time by resolution of the Board of Directors (or a duly authorized committee of the Board of Directors), without the vote or consent of the holders of the Series F in accordance with law up to the maximum number of shares of Preferred Stock authorized to be issued under the Certificate of Incorporation of the Corporation, less all shares at the time authorized of any other series of Preferred Stock. Shares of this Series will be dated the date of issue. If the number of shares constituting this Series is increased, such additional shares will be issued only if they are fungible with the initial 10,000 shares for tax purposes. Shares of the Series F that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall, after such redemption, purchase or acquisition, have the status of authorized but unissued shares of Preferred Stock of the Corporation, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

Section 2. Definitions. As used herein with respect to the Series F:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), or any successor provision.

“Board of Directors” means the Board of Directors of the Corporation.

“Bylaws” means the Amended and Restated Bylaws of the Corporation, as may be amended from time to time.

“Business Day” means each weekday on which banking institutions in New York, New York are not authorized or obligated by law, regulation or executive order to close.

“Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time.

“Certificate of Designations” means this Certificate of Designations relating to the Series F, as it may be amended from time to time.

“Certificate of Incorporation” means the Restated Certificate of Incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Dividend Parity Stock” has the meaning specified in Section 3(b).

“Dividend Payment Date” means (i) each March 20 and September 20, commencing March 20, 2017, to and ending September 20, 2026 and (ii) each March 20, June 20, September 20 and December 20, commencing December 20, 2026; provided, however, that (x) if any such date on or before September 20, 2026 is not a Business Day, then such date shall nevertheless be a Dividend Payment Date but dividends on the Series F, when, as and if declared, shall be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per share of Series F), and (y) if any such date after September 20, 2026 is not a Business Day, then the next succeeding Business Day shall be the applicable Dividend Payment Date and dividends, when, as and if declared, shall be paid on such next succeeding Business Day. Each Dividend Payment Date “relates” to the Dividend Period most recently ending before such Dividend Payment Date, and vice versa (with the words “related” and “relating” having correlative meanings).

“Dividend Period” means each period from and including a Dividend Payment Date (except that the initial Dividend Period shall commence on the Original Issue Date) and continuing to but not including the next succeeding Dividend Payment Date.

“Dividend Record Date” has the meaning specified in Section 3(a).

“Fixed Rate Period” means each Dividend Period relating to a Dividend Payment Date on or before September 20, 2026.

“Floating Rate Period” means each Dividend Period relating to a Dividend Payment Date after September 20, 2026.

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation (other than the Series F) that ranks junior to the Series F either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Liquidation Preference” has the meaning specified in Section 4(b).

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

“Nonpayment Event” has the meaning specified in Section 6(b).

“Original Issue Date” means the first date on which any share of Series F is issued and outstanding.

“Preferred Stock” means any and all series of Preferred Stock, having a par value of $0.01 per share, of the Corporation, including the Series F.

“Preferred Stock Director” has the meaning specified in Section 6(b).

“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Board of Governors of the Federal Reserve System and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series F, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of any share of Series F, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of any share of Series F, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation preference amount of $100,000 per share of Series F then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy rules of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of Series F is outstanding.

“Reuters Screen LIBOR01” means the display on the Reuters Eikon (or any successor service) on the “LIBOR01” page (or any other page as may replace such page on such service for the purpose of displaying the London interbank rates of major banks for U.S. dollar deposits).

“Series F Liquidation Amount” has the meaning specified in Section 4(a).

“Three-month LIBOR” means, with respect to any Floating Rate Period, the offered rate expressed as a percentage per annum for deposits in U.S. dollars for a three-month period commencing on the first day of such Floating Rate Period, as that rate appears on Reuters Screen LIBOR01 as of 11:00 A.M., London time, on the second London Banking Day immediately preceding the first day of such Floating Rate Period.

If Three-month LIBOR does not appear on Reuters Screen LIBOR01, Three-month LIBOR shall be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period, commencing on the first day of such Floating Rate Period, and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in that market selected by the Corporation and identified to the Calculation Agent at approximately 11:00 A.M., London time, on the second London Banking Day immediately preceding the first day of such Floating Rate Period. The Calculation Agent shall request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR for such Floating Rate Period shall be the arithmetic mean of such quotations (rounded upward if necessary to the nearest 0.00001%).

If fewer than two such quotations are provided as described in the preceding paragraph, Three-month LIBOR with respect to such Floating Rate Period shall be the arithmetic mean (rounded upward if necessary to the nearest 0.00001%) of the rates quoted by three major banks in New York City selected by the Corporation and identified to the Calculation Agent at approximately 11:00 A.M., New York City time, on the first day of such Floating Rate Period for loans in U.S. dollars to leading European banks for a three-month period, commencing on the first day of such Floating Rate Period, and in a principal amount of not less than $1,000,000.

If fewer than three banks selected by the Corporation and identified to the Calculation Agent to provide quotations are quoting as described in the preceding paragraph, Three-month LIBOR with respect to such Floating Rate Period shall be the Three-month LIBOR in effect for the prior Floating Rate Period or, in the case of the first Floating Rate Period, the most recent Three-month LIBOR that could have been determined had the Floating Rate Period been applicable prior to the first Floating Rate Period.

“Voting Preferred Stock” means, with regard to any election or removal of a Preferred Stock Director or any other matter as to which the holders of Series F are entitled to vote as specified in Section 6 of this Certificate of Designations, any and all series of Preferred Stock (other than the Series F) that rank equally with the Series F as to the payment of dividends, whether bearing dividends on a non-cumulative or cumulative basis, and having voting rights equivalent to those described in Section 6(b).

Section 3. Dividends.

(a) Rate. Holders of the Series F shall be entitled to receive, when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors), on each Dividend Payment Date, out of funds legally available therefor, non-cumulative cash dividends on the Series F Liquidation Amount of $100,000 per share of Series F at a rate per annum equal to (i) 4.625% on each Dividend Payment Date relating to a Fixed Rate Period (and for such Fixed Rate Period) and (ii) Three-month LIBOR plus 3.131% on each Dividend Payment Date relating to a Floating Rate Period (and for such Floating Rate Period). Such dividends shall be payable in arrears (as provided below in this Section 3(a)), but only when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors). Dividends on the Series F shall not be cumulative; holders of Series F shall not be entitled to receive any dividends not declared by the Board of Directors (or a duly authorized committee of the Board of Directors) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.

Dividends on the Series F shall not be declared or set aside for payment if and to the extent such dividends would cause the Corporation to fail to comply with the capital adequacy rules of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency) applicable to the Corporation.

Dividends that are payable on the Series F on any Dividend Payment Date will be payable to holders of record of the Series F as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors (or a duly authorized committee of the Board of Directors) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Dividends payable on the Series F in respect of each Fixed Rate Period shall be computed by the Calculation Agent on the basis of a 360-day year consisting of twelve 30-day months, and dividends payable on the Series F in respect of each Floating Rate Period shall be computed by the Calculation Agent by multiplying the per annum dividend rate in effect for that Floating Rate Period by a fraction, the numerator of which will be the actual number of days in that Floating Rate Period and the denominator of which will be 360, and multiplying the rate obtained by $100,000 to determine the dividend per share of Series F.

The Calculation Agent’s determination of any dividend rate, and its calculation of the amount of dividends for any Dividend Period, will be maintained on file at the Corporation’s principal offices and will be available to any stockholder upon request and will be final and binding in the absence of manifest error.

The Corporation may terminate the appointment of the Calculation Agent and may appoint a successor agent at any time and from time to time, provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when the Series F is outstanding, a person or entity appointed and serving as such agent. The Calculation Agent may be a person or entity affiliated with the Corporation.

Holders of the Series F shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series F as specified in this Section 3 (subject to the other provisions of this Certificate of Designations).

(b) Priority of Dividends. So long as any share of Series F remains outstanding, no dividend shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than (1) a dividend payable solely in Junior Stock or (2) any dividend in connection with the implementation of a shareholders’ rights plan or the redemption or repurchase of any rights under any such plan), unless (i) full dividends for the last preceding Dividend Period on all outstanding shares of Series F have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) and (ii) the Corporation is not in default on its obligation to redeem any shares of Series F that have been called for redemption. The Corporation and its subsidiaries shall not purchase, redeem or otherwise acquire, directly or indirectly, for consideration any shares of Common Stock or other Junior Stock (other than (1) as a result of a reclassification of such Junior Stock for or into other Junior Stock, (2) the exchange or conversion of one share of such Junior Stock for or into another share of such Junior Stock, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock, (4) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (5) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy Junior Stock existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan, or (6) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged) nor shall the Corporation pay or make available any monies for a sinking fund for the redemption of any shares of Common Stock or any other shares of Junior Stock during a Dividend Period, unless the full dividends for the most recently completed Dividend Period on all outstanding shares of Series F have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). The foregoing provision shall not restrict the ability of the Corporation or any other affiliate of the Corporation to engage in any market-making transactions in Junior Stock in the ordinary course of business.

When dividends are not paid in full upon the shares of Series F and other equity securities ranking on a parity with the Series F as to payment of dividends (“Dividend Parity Stock”), all dividends paid or declared for payment on a dividend payment date with respect to the Series F and the Dividend Parity Stock shall be shared (i) first ratably by the holders of any Dividend Parity Stock who have the right to receive dividends with respect to past dividend periods for which such dividends were not declared and paid, in proportion to the respective amounts of the undeclared and unpaid dividends relating to past dividend periods, and thereafter (ii) ratably by the holders of Series F and any Dividend Parity Stock, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the current dividend period. To the extent a dividend period with respect to any Dividend Parity Stock coincides with more than one Dividend Period with respect to the Series F, for purposes of the immediately preceding sentence the Board of Directors shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one Dividend Period with respect to the Series F, or shall treat such dividend period(s) with respect to any Dividend Parity Stock and Dividend Period(s) with respect to the Series F for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Dividend Parity Stock and the Series F. To the extent a Dividend Period with respect to the Series F coincides with more than one dividend period with respect to any Dividend Parity Stock, for purposes of the first sentence of this paragraph the Board of Directors shall treat such Dividend Period as two or more consecutive Dividend Periods, none of which coincides with more than one dividend period with respect to such Dividend Parity Stock, or shall treat such Dividend Period(s) with respect to the Series F and dividend period(s) with respect to any Dividend Parity Stock for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series F and such Dividend Parity Stock. The term “dividend period” as used in this paragraph means such dividend periods as are provided for in the terms of any Dividend Parity Stock and, in the case of shares of Series F, Dividend Periods applicable to shares of Series F; and the term “dividend payment dates” as used in this paragraph means such dividend payment dates as are provided for in the terms of any Dividend Parity Stock and, in the case of shares of Series F, Dividend Payment Dates applicable to shares of Series F.

Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors (or a duly authorized committee of the Board of Directors) may be declared and paid on any securities, including Common Stock, any other Junior Stock and any Dividend Parity Stock, from time to time out of any funds legally available for such payment, and the Series F shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series F shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to the Series F as to such distribution, in full an amount equal to $100,000 per share (the “Series F Liquidation Amount”), together with an amount equal to all dividends (if any) that have been declared but not paid prior to the date of payment of such distribution (but without any amount in respect of dividends that have not been declared prior to such payment date). After payment of the full amount of such liquidation distribution, the holders of Series F shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series F and all holders of any stock of the Corporation ranking equally with the Series F as to such distribution, the amounts paid to the holders of Series F and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series F and the holders of all such other stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock other than the Series F and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series F and any other stock of the Corporation ranking equally with the Series F as to distribution described in Section 4(a) above, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series F receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. The Series F is perpetual and has no maturity date. The Corporation may, at its option, redeem the shares of Series F (i) in whole or in part, from time to time, on any Dividend Payment Date on or after the Dividend Payment Date in September 2026, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event, in each case, at a cash redemption price equal to $100,000 per share, together (except as otherwise provided herein) with an amount equal to any dividends that have been declared but not paid prior to the redemption date (but with no amount in respect of any dividends that have not been declared prior to such date). The redemption price for any shares of Series F shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent, if the shares of Series F are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above. Notwithstanding the foregoing, the Corporation may not redeem shares of Series F without having received the prior approval of the Appropriate Federal Banking Agency if then required under capital rules applicable to the Corporation.

(b) No Sinking Fund. The Series F will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series F will have no right to require redemption of any shares of Series F.

(c) Notice of Redemption. Notice of every redemption of shares of Series F shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series F designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series F. Notwithstanding the foregoing, if the Series F or any depositary shares representing interests in the Series F are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series F at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series F to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price or the manner of its calculation; and (4) if the shares of Series F are issued in certificated form, the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of only part of the shares of Series F at the time outstanding, the shares to be redeemed shall be selected by the Corporation either pro rata or by lot or in such other manner as the Corporation may determine to be fair and equitable. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series F shall be redeemed from time to time. If fewer than all the shares represented by any certificate (if the shares of Series F are issued in certificated form) are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of Series F are issued in certificated form, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 6. Voting Rights.

(a) General. The holders of Series F shall not have any voting rights except as set forth below or as otherwise from time to time required by applicable law.

(b) Right To Elect Two Directors Upon Nonpayment Events. If and whenever the dividends on the Series F and any other class or series of Voting Preferred Stock have not been declared and paid in an aggregate amount (i) in the case of the Series F and any other class or series of Voting Preferred Stock bearing non-cumulative dividends, in full for at least three semi-annual or six quarterly dividend periods or their equivalent (whether or not consecutive) or (ii) in the case of any class or series of Voting Preferred Stock bearing cumulative dividends, in an aggregate amount equal to full dividends for at least three semi-annual or six quarterly dividend periods or their equivalent (whether or not consecutive) (a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall automatically be increased by two and the holders of Series F, together with the holders of any outstanding shares of Voting Preferred Stock, voting together as a single class, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”), provided that it shall be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or traded) that listed or traded companies must have a majority of independent directors and provided further that the Board of Directors shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of Voting Preferred Stock are entitled to elect pursuant to like voting rights).

In the event that the holders of Series F and such other holders of Voting Preferred Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the Series F and each other series of Voting Preferred Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series F or Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 8 below, or as may otherwise be required by applicable law. If the Secretary of the Corporation fails to call a special meeting for the election of the Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series F may call such a meeting at the Corporation’s expense solely for the election of the Preferred Stock Directors, and for this purpose only such Series F holder shall have access to the Corporation’s stock ledger.

When dividends have been paid in full on the Series F and any and all series of non-cumulative Voting Preferred Stock (other than the Series F) for Dividend Periods, whether or not consecutive, equivalent to at least one year after a Nonpayment Event and all dividends on any cumulative Voting Preferred Stock have been paid in full, then the right of the holders of Series F to elect the Preferred Stock Directors shall cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event), and, if and when any rights of holders of Series F and Voting Preferred Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series F and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as set forth in the preceding paragraph. In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the stockholders upon the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series F and such Voting Preferred Stock for which dividends have not been paid, voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.

(c) Other Voting Rights. So long as any shares of Series F are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least two-thirds of the shares of Series F at the time outstanding and entitled to vote thereon, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Bylaws to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation ranking senior to the Series F with respect to either the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Series F. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Bylaws so as to adversely affect the special rights, preferences, privileges or voting powers of the Series F; provided, however, that any amendment of the Certificate of Incorporation to authorize or create or to increase the authorized amount of any Junior Stock or any class or series or any securities convertible into shares of any class or series of Dividend Parity Stock or other series of Preferred Stock ranking equally with the Series F with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series F; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series F, or of a merger or consolidation of the Corporation with another corporation, or any merger or consolidation of the Corporation with or into any entity other than a corporation unless in each case (x) the shares of Series F remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting corporation, are converted into or exchanged for preference securities of the surviving or resulting corporation or a corporation controlling such corporation, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, as would not require a vote of the holders of the Preferred Stock pursuant to clauses (i) or (ii) above if such change were effected by an amendment of the Certificate of Incorporation.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 6(c) would adversely affect the Series F and one or more but not all other series of Preferred Stock, then only the Series F and such series of Preferred Stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class in proportion to their respective stated liquidation amounts (in lieu of all other series of Preferred Stock).

(d) Changes for Clarification. Without the consent of the holders of Series F, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series F, the Corporation may amend, alter, supplement or repeal any terms of the Series F:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or

(ii) to make any provision with respect to matters or questions arising with respect to the Series F that is not inconsistent with the provisions of this Certificate of Designations.

(e) Changes after Provision for Redemption. No vote or consent of the holders of Series F shall be required pursuant to Section 6(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series F shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 5 above.

(f) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series F (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series F is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series F and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series F are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.

For purposes of determining the voting rights of the holders of shares of Series F under this Section 6, each holder will be entitled to one vote for each $100,000 of Series F Liquidation Amount to which his or her shares are entitled. Holders of shares of Series F will be entitled to one vote for each such share of Series F held by them.

Section 7. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series F may deem and treat the record holder of any share of Series F as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 8. Notices. All notices or communications in respect of the Series F shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.

Section 9. No Preemptive Rights. No share of Series F shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 10. Other Rights. The shares of Series F shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

Section 11. Certificates. The Corporation may at its option issue shares of Series F without certificates.

[Reminder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate to be signed by a duly authorized officer this 29th day of July, 2016.

THE BANK OF NEW YORK MELLON CORPORATION

By:	/s/ Scott Freidenrich
Name:	Scott Freidenrich
Title:	Executive Vice President and Treasurer